EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK TRUST COMPANY, N.A.

of 700 South Flower Street, Suite 200, Los Angeles, CA 90017

At the close of business June 30, 2008, published in accordance with Federal regulatory authority instructions.

Dollar Amounts in Thousands
ASSETS

Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin	1,964
Interest-bearing balances	0

Securities:
Held-to-maturity securities	35
Available-for-sale securities	295,737

Federal funds sold and securities purchased under agreements to resell:
Federal funds sold	34,400
Securities purchased under agreements to resell	90,123

Loans and lease financing receivables:
Loans and leases held for sale	0
Loans and leases, net of unearned income	0
LESS: Allowance for loan and lease losses	0
Loans and leases, net of unearned income and allowance	0
Trading assets	0
Premises and fixed assets (including capitalized leases)	12,357
Other real estate owned	0
Investments in unconsolidated subsidiaries and associated companies	0
Not applicable

Intangible assets:
Goodwill	876,153
Other Intangible Assets	286,743
Other assets	140,067

Total assets	$1,737,579

LIABILITIES

Deposits:
In domestic offices	1,406
Noninterest-bearing	1,406
Interest-bearing	0
Not applicable

Federal funds purchased and securities sold under agreements to repurchase:
Federal funds purchased	0
Securities sold under agreements to repurchase	0
Trading liabilities	0

Other borrowed money:
(includes mortgage indebtedness and obligations under capitalized leases)	218,691
Not applicable
Not applicable
Subordinated notes and debentures	0
Other liabilities	132,014
Total liabilities	352,111
Minority interest in consolidated subsidiaries	0

EQUITY CAPITAL

Perpetual preferred stock and related surplus	0
Common stock	1,000
Surplus (exclude all surplus related to preferred stock)	1,121,520
Retained earnings	262,078
Accumulated other comprehensive income	870
Other equity capital components	0
Total equity capital	1,385,468

Total liabilities, minority interest, and equity capital	1,737,579

I, Karen Bayz, Vice President of the above-named bank do hereby declare that the Reports of Condition and Income (including the supporting schedules) for this report date have been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and are true to the best of my knowledge and belief.

Karen Bayz )	Vice President

We, the undersigned directors (trustees), attest to the correctness of the Report of Condition (including the supporting schedules) for this report date and declare that it has been examined by us and to the best of our knowledge and belief has been prepared in conformance with the instructions issued by the appropriate Federal regulatory authority and is true and correct.

Michael K. Klugman, President )
Frank P. Sulzberger, MD))	Directors (Trustees)
William D. Lindelof, VP))

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